Exhibit 99.1

Investor Contact:	Media Contact:

Garen Sarafian	Katie Savastano
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(877) 281-6642 (toll free)	(908) 569-3692

Bausch Health Appoints New Chief Accounting Officer

LAVAL, QC, July 10, 2025 – Bausch Health Companies Inc. (NYSE:BHC)(TSX:BHC), a global, diversified pharmaceutical company, today announced the appointment of Steven Lee as Senior Vice President, Controller and Chief Accounting Officer, effective Monday, July 14.

Steven brings extensive experience in financial transformation, mergers and acquisitions, and operational execution. With over two decades of experience, Steven has consistently demonstrated his proficiency in capital strategy to drive long-term value. Before joining Bausch Health, he served as Vice President and Chief Financial Officer of the Industrial and Energy Division and the North America Division, for BrandSafway, a portfolio company of Clayton, Dubilier & Rice and Brookfield Business Partners. He also served as Vice President and Chief Accounting Officer at BrandSafway. Previously, at Mohawk Industries, he held the roles of Vice President, Corporate Controller, and Chief Accounting Officer, along with other senior financial and operational management positions.

“We are excited to add Steven to our finance leadership team as our new Controller and Chief Accounting Officer,” said JJ Charhon, Chief Financial Officer, Bausch Health. “His depth and breadth of experience will be a great addition to the finance function as we continue to support Bausch Health’s transformation journey toward continued innovation and profitable growth.”

In his new role, Steven will oversee the company’s financial reporting and corporate controllership.

About Bausch Health

Bausch Health Companies Inc. (NYSE:BHC)(TSX:BHC), is a global, diversified pharmaceutical company enriching lives through our relentless drive to deliver better health care outcomes. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, dentistry, aesthetics, international pharmaceuticals and eye health, through our controlling interest in Bausch + Lomb Corporation. Our ambition is to be a globally integrated healthcare company, trusted and valued by patients, HCPs, employees and investors. For more information about Bausch Health, visit www.bauschhealth.com and connect with us on LinkedIn.

Forward-looking Statements

This news release may contain forward-looking statements within the meaning of applicable securities laws, including the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of the words “will,” “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “subject to” and variations or similar expressions. These statements are neither historical facts nor assurances of future performance, are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual results are subject to other risks and uncertainties that relate more broadly to Bausch Health’s overall business, including those more fully described in Bausch Health’s most recent annual and quarterly reports and detailed from time to time in Bausch Health’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update any of these forward-looking statements to reflect events, information or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.